EXHIBIT 99.1

TEJON RANCH CO. REPORTS FOURTH-QUARTER AND

FULL-YEAR 2016 RESULTS OF OPERATIONS

—Milestones Achieved with Master Planned Communities—

—Company Further Solidifies Tejon Ranch Commerce Center

As Industrial Hub Connecting Northern and Southern California—

TEJON RANCH, California - (BUSINESS WIRE) - March 10, 2017 - Tejon Ranch Co. (NYSE:TRC), a diversified real estate development and agribusiness company, today released its results of operations for the fourth quarter and year ended December 31, 2016.

“During fiscal 2016 we made significant progress in our efforts to monetize our land, set the stage for future revenue growth, and create long-term shareholder value,” said Gregory S. Bielli, President and CEO. “First, our master planned residential community of Grapevine at Tejon Ranch was unanimously approved by the Kern County Board of Supervisors in December. We submitted to the Kern County Planning Department tentative tract maps for our Mountain Village at Tejon Ranch resort/residential community for review and approval. Our third master planned residential community, Centennial at Tejon Ranch, continues to march forward in Los Angeles County,” Bielli noted. “We created additional synergies at the Tejon Ranch Commerce Center with the opening of two new fast casual restaurant offerings from Habit Burger and Baja Fresh. Additionally, we formed two new partnerships with Majestic Realty Co., which will ultimately increase our commercial/industrial portfolio by over 1.1 million square feet of industrial space. As we move into 2017, the strides we made last year will further solidify the Tejon Ranch Commerce Center as an important industrial hub connecting Northern and Southern California. California is the largest state economy in the country and we are fortunate to be strategically located between these two major markets. And the residential units we plan to develop will help ease a significant housing shortage in California by providing additional homes for a growing population base.”

Fourth-Quarter Financial Highlights

•	Revenues and other income, including equity in earnings of unconsolidated joint ventures, for the fourth quarter of 2016 were $15.3 million, a decrease of $2.0 million, or 11.6%, compared with $17.3 million for the same period in 2015. The decrease was mainly due to the decline in almond sales within the Company’s farming segment compared with the fourth quarter of 2015.

•	Net loss available to common stockholders for the fourth quarter of 2016 was $0.3 million, representing a loss per common share of $0.01, compared with $1.7 million, or earnings per common share of $0.08, for the same period in 2015. The decrease was primarily driven by the decline in farming revenues during the quarter compared with the same period in 2015.

•	Corporate general and administrative expenses for the fourth quarter of 2016 were $3.3 million, a decrease of $0.3 million, or 8.3%, compared with $3.6 million for the same period in 2015. The decrease was mainly due to a one-time non-cash pension settlement charge $0.5 million in 2015 that did not occur in 2016.

Fiscal 2016 Financial Highlights

•	Revenues and other income, including equity in earnings of unconsolidated joint ventures, were $54.3 million in fiscal 2016, a decrease of $4.1 million, or 7.0%, compared with $58.4 million in 2015. Commercial revenues increased 14.1% year over year, primarily related to the sale of 2.4 acres of land for $1.2 million within Tejon Ranch Commerce Center to a hotel developer, the Company recognized $0.7 million in 2016. In addition, the Company recognized a gain of $1.0 million from the sale of a non-core operating property. These increases were offset by a 21.8% decrease in farming revenue, attributed to lower than expected commodity prices in 2016, specifically almond prices, which decreased 24.9%, or $0.83 per pound. Mineral resource revenues also declined $1.0 million year-over-year, primarily due to slumping oil prices compared with 2015.

•	Net income available to common stockholders for fiscal 2016 was $0.6 million, representing earnings per common share of $0.03, compared with $3.0 million, or earnings per common share of $0.14, for fiscal 2015. The year-over-year reduction was mainly due a decrease in farming profits of $4.9 million. This decrease was partially offset by an improvement in equity in earnings of unconsolidated joint ventures of $0.8 million compared with 2015 and the $1.0 million gain on sale of a non-core operating property during 2016.

Fiscal 2016 Operational Highlights

•	In January 2016, delivered a multi-tenant building located at Tejon Ranch Commerce Center-East to Habit Burger and Baja Fresh, both of which began operations in 2016.

•	In August 2016, we entered into a limited liability company agreement, forming a joint venture with Majestic Realty Co. to purchase, own, and manage a fully-leased, 651,909 square-foot industrial building located at the Tejon Ranch Commerce Center. The joint venture purchased the building in September for $24.8 million which was financed through a $21.1 million promissory note guaranteed by both partners. Each member of the joint venture has a 50% interest.

•	In September 2016, we entered into a second limited liability agreement, forming a joint venture with Majestic Reality Co. for the development, ownership, and management of a 480,480 square-foot industrial building at the Tejon Ranch Commerce Center. The company is in the process of planning and designing the building. Each member of the joint venture has a 50% interest.

•	In December 2016, the Kern County Board of Supervisors unanimously approved the development of the company’s Grapevine at Tejon Ranch.

2017 Outlook:

The Company believes its capital structure provides a solid foundation for continued investment in ongoing and future projects. As of December 31, 2016, total capital and debt was approximately $415.9 million. The Company also had cash and securities totaling approximately $27.9 million and $22.3 million available on its line of credit.

The Company will continue to aggressively pursue development, leasing, and investment within TRCC and in its joint ventures, and will continue to invest in its residential projects, including the completion of entitlements for Centennial and Grapevine at Tejon Ranch and the pre-development investment for Mountain Village at Tejon Ranch.

During 2017, the Company will continue to invest funds toward obtaining entitlements for its land and master project infrastructure, as well as vertical development within its active commercial and industrial developments. California is one of the most highly regulated states in which to engage in real estate development and, as such, delays, including those resulting from litigation, can be reasonably anticipated. Accordingly, throughout the next few years, the Company expects net income to fluctuate from year-to-year based on commodity prices, production within its farming segment, and the timing of sales of land and the leasing of land within its industrial developments.

The Company believes the variability of its quarterly and annual operating results will continue during 2017 due to the nature of its current farming and real estate activities. Mineral resource revenue from excess water sales is expected to be negatively impacted in 2017 due to heavy winter rain and snow in California that has provided additional statewide water resources. Farm revenues may be adversely impacted in 2017, compared with 2016, due to recent declines in almond prices. As the spring bloom in the orchards has just begun, it is too early to make any estimate as to farm production for 2017.

About Tejon Ranch Co.

Tejon Ranch Co. (NYSE: TRC) is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Real estate - commercial/industrial	$2,905	$2,552	$9,438	$8,272
Mineral resources	1,101	942	14,153	15,116
Farming	7,606	11,366	18,648	23,836
Ranch operations	1,084	708	3,338	3,923

Total revenues from Operations	12,696	15,568	45,577	51,147
Operating Profits:
Real estate - commercial/industrial	945	45	2,338	1,578
Real estate - resort/residential	(378)	(464)	(1,630)	(2,349)
Mineral resources	465	569	6,357	7,720
Farming	(430)	4,092	(25)	4,852
Ranch operations	(387)	(21)	(2,396)	(2,189)

Income (loss) from Operating Segments	215	4,221	4,644	9,612

Investment income	107	115	457	528
Gain on sale of real estate	1,044	—	1,044	—
Other income	38	201	158	381
Corporate expense	(3,288)	(3,594)	(12,550)	(12,808)

(Loss) from operations before equity in earnings of unconsolidated joint ventures	(1,884)	943	(6,247)	(2,287)
Equity in earnings of unconsolidated joint ventures, net	1,448	1,463	7,098	6,324

Income (loss) before income tax expense	(436)	2,406	851	4,037
Income tax expense (benefit)	(167)	661	336	1,125

Net income (loss)	(269)	1,745	515	2,912
Net loss attributable to non-controlling interest	18	30	(43)	(38)

Net income (loss) attributable to common stockholders	$(287)	$1,715	$558	$2,950

Net income (loss) per share attributable to common stockholders, basic	$(0.01)	$0.08	$0.03	$0.14

Net income (loss) per share attributable to common stockholders, diluted	$(0.01)	$0.08	$0.03	$0.14

Weighted average number of shares outstanding:
Common stock	20,791,520	20,686,689	20,737,903	20,665,792
Common stock equivalents – stock options	59,514	79,544	46,839	71,879

Diluted shares outstanding	20,851,034	20,766,233	20,784,742	20,737,671

Tejon Ranch Co.

Allen Lyda, 661-248-3000

Executive Vice President & Chief Financial Officer

Non-GAAP Financial Measure

This news release includes references to the Company’s non-GAAP financial measure “EBITDA.” EBITDA represents our share of consolidated net income in accordance with GAAP, before interest, taxes, depreciation, and amortization, plus the allocable portion of EBITDA of unconsolidated joint ventures accounted for under the equity method of accounting based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. EBITDA is a non-GAAP financial measure, and is used by us and others as a supplemental measure of performance. We use Adjusted EBITDA to assess the performance of our core operations, for financial and operational decision making, and as a supplemental or additional means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as EBITDA, excluding stock compensation expense. We believe Adjusted EBITDA provides investors relevant and useful information because it permits investors to view income from our operations on an unleveraged basis before the effects of taxes, depreciation and amortization, and stock compensation expense. By excluding interest expense and income, EBITDA and Adjusted EBITDA allow investors to measure our performance independent of our capital structure and indebtedness and, therefore, allow for a more meaningful comparison of our performance to that of other companies, both in the real estate industry and in other industries. We believe that excluding charges related to share-based compensation facilitates a comparison of our operations across periods and among other companies without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside our control), and the assumptions and the variety of award types that a company can use. EBITDA and Adjusted EBITDA have limitations as measures of our performance. EBITDA and Adjusted EBITDA do not reflect our historical cash expenditures or future cash requirements for capital expenditures or contractual commitments. While EBITDA and Adjusted EBITDA are relevant and widely used measures of performance, they do not represent net income or cash flows from operations as defined by GAAP, and they should not be considered as alternatives to those indicators in evaluating performance or liquidity. Further, our computation of EBITDA and Adjusted EBITDA may not be comparable to similar measures reported by other companies.

TEJON RANCH CO.

Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income	$(269)	$1,745	$515	$2,912
Net income (loss) attributed to non-controlling interest	18	30	(43)	(38)
Interest, net:
Consolidated	(107)	(115)	(457)	(528)
Our share of interest expense from unconsolidated joint ventures	380	280	1,449	1,113

Total interest, net	273	165	992	585
Income taxes	(167)	661	336	1,125
Depreciation and amortization:
Consolidated	379	1,418	4,549	5,090
Our share of depreciation and amortization from unconsolidated joint ventures	1,327	677	3,630	2,878

Total depreciation and amortization	1,706	2,095	8,179	7,968

EBITDA	1,525	4,636	10,065	12,628
Stock compensation expense	1,288	843	4,585	3,757
Adjusted EBITDA	$2,813	$5,479	$14,650	$16,385